Exhibit 3.5

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ANGION BIOMEDICA CORP.

Angion Biomedica Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware (the “DGCL”), does hereby certify as follows:

First: That the name of the Corporation is Angion Biomedica Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 6, 1998.

Second: That the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”), as follows:

Article I of the Certificate shall be amended and restated in its entirety to read as follows:

“The name of the corporation is Elicio Therapeutics, Inc. (the “Corporation”).”

Third: That this Certificate of Amendment to Amended and Restated Certificate of Incorporation shall become effective as of June 1, 2023 at 4:04 p.m. Eastern Time, following the filing with the Secretary of State of the State of Delaware.

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of June 1, 2023.

By:	/s/ Jay Venkatesan
	Name:	Jay Venkatesan
	Title:	Chief Executive Officer